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                                                                    EXHIBIT 21.1

SUBSIDIARIES OF STANADYNE CORPORATION

Precision Engine Products Corp., a Delaware company incorporated in USA

Precision Engine Products LTDA, a commercial limited liability company incorporated in Brazil

Stanadyne Automotive Foreign Sales Corporation, a company incorporated in U.S. Virgin Islands (dissolved December 30, 2002)

Stanadyne, SpA, a S.p.A. company incorporated in Italy

Stanadyne Amalgamations Private Limited (joint venture formed October 22, 2001), a private limited company incorporated in India